Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Great American Group, Inc. on Form S-4, Amendment No. 2 (File No. 333-159644) of our report dated May 29, 2009, which includes an explanatory paragraph as to Great American Group, Inc. and Subsidiary’s (a development stage company) ability to continue as a going concern, with respect to our audit of the consolidated financial statements of Great American Group, Inc. and Subsidiary (a development stage company) as of May 22, 2009 and for the period from May 7, 2009 (inception) through May 22, 2009, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP
(formerly Marcum & Kliegman LLP)
New York, New York
July 6, 2009